Exhibit 99.1

PCTEL Announces Closing of its Acquisition by Amphenol Corporation

BLOOMINGDALE, Illinois – December 15, 2023 – PCTEL, Inc. (Nasdaq: PCTI)( “PCTEL” or the “Company”), a leading global provider of wireless technology solutions, today announced that it has been acquired by Amphenol Corporation (NYSE: APH) (“Amphenol”), one of the world’s largest providers of high-technology interconnect, sensor and antenna solutions. Under the terms of the previously announced agreement, PCTEL stockholders are receiving $7.00 in cash for each share of common stock they own. Following the acquisition, PCTEL is a wholly owned subsidiary of Amphenol, and PCTEL shares are no longer publicly traded.

About PCTEL

PCTEL is a leading global provider of wireless technology solutions, including purpose-built Industrial IoT devices, antenna systems, and test and measurement products. Trusted by our customers for over 29 years, we solve complex wireless challenges to help organizations stay connected, transform, and grow.

For more information, please visit our website at www.pctel.com/.

About Amphenol

Amphenol is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks. For more information, visit https://www.amphenol.com.

PCTEL® is a registered trademark of PCTEL, Inc. © 2023 PCTEL, Inc. All rights reserved.

PCTEL Company Contact

Suzanne Cafferty

Vice President, Global Marketing

PCTEL, Inc.

(630) 339-2107

public.relations@pctel.com